CERTIFICATE OF MERGER

OF

MEDIAVEST, INC.,
a New Jersey corporation

INTO

MANDALAY MEDIA, INC.,
a Delaware corporation

****************

Pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Mandalay Media, Inc., a Delaware corporation (“Mandalay”), and the name of the corporation being merged into this surviving corporation is Mediavest, Inc., a New Jersey corporation (“Mediavest”).

SECOND: The Plan and Agreement of Merger (“Agreement of Merger”) between the parties has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware, by Mediavest, in accordance with the provisions of Section 14A:10-3 of the New Jersey Business Corporation Act, and by Mandalay, pursuant to Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the merger is Mandalay Media, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of Mandalay shall be the Certificate of Incorporation of the surviving corporation until amended and changed.

FIFTH: This Certificate of Merger shall be effective upon the filing thereof with the Secretary of State of the State of Delaware.

 SIXTH:  The executed Agreement of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067.

SEVENTH: A copy of the Agreement of Merger will be furnished on request, without cost, to any stockholder of any constituent corporation.

EIGHTH:  The authorized capital stock of Mediavest consists of 101,000,000 shares, of which 100,000,000 shares are common stock, par value $0.0001 per share, and 1,000,000 shares are preferred stock, par value $0.0001 per share.

IN WITNESS WHEREOF, Mandalay Media, Inc., a Delaware corporation, has caused this certificate to be signed by an authorized officer on this 6th day of November, 2007.

MANDALAY MEDIA, INC.,
a Delaware corporation

By: /s/ Jay Wolf
Name: Jay Wolf
Title: Chief Operating Officer

MEDIAVEST, INC.,
a New Jersey corporation

By: /s/ Jay Wolf
Name: Jay Wolf
Title: Chief Operating Officer